Securities and Exchange Commission Mail Stop 11-3 450 Fifth Street NW Washington, DC 20549 Dear Sirs and Madams:

We have read Item 4.01 of the Current Report on Form 8-K dated June 4, 2010, of Americas Energy Company-AECo and we agree with the statements made with respect to information provided regarding Peterson Sullivan LLP.

Sincerely,
/S/ PETERSON SULLIVAN LLP